THIS AGREEMENT is made 18 March 2003.

BETWEEN:-

(1)	Trikon Technologies Inc, whose registered office is at Ringland Way, Newport, South Wales, NP18 2TA and

(2)	Dr Jihad Kiwan

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	APPOINTMENT:

The company shall employ the Employee and the Employee shall serve the Company as President and Chief Executive Officer of Trikon Technologies Inc.

The Employee will report directly to the Board of Directors of Trikon Technologies Inc. (“The Board”) and shall be a member of the Board of Directors of Trikon Technologies Inc.

The Employee will be employed by Trikon Technologies in the UK and be subject to the employment law and conditions of employment pursuant in the UK. Alternatively, if the Employee prefers, the Employer will be willing to consider employing the employee on a USA contract of employment.

2.	DURATION OF EMPLOYMENT AND PERIOD OF NOTICE:

The employment shall be from 31 March 2003, and shall continue thereafter until terminated by either party giving to the other not less than three calendar months previous notice in writing (subject always to clause 10 hereinafter). After 3 months continuous service, notice by the Company shall increase to six months, and after one year’s continuous service notice by the Company shall increase to one year, and after three year’s continuous service notice by the Company shall increase to eighteen months. Eighteen months is the maximum notice payable. All notice payments will be based on basic salary only and will not include any bonus amounts.

The Employee’s employment with the Company shall terminate on the sixty-fifth birthday of the Employee without any need for prior notice.

3.	DUTIES OF EMPLOYEE:

	3.1	Whilst he is engaged by the Company under this Agreement, the Employee shall use his best endeavours to promote the interests of the

Company for the time being and shall devote so much of his time and attention and abilities as is reasonably necessary for the proper performance of his duties hereunder and to ensure satisfactory operation of the business of the Company and of it’s subsidiary and associated companies.

3.2	Executive Director

	3.2.1	The employee shall perform such duties and exercise such powers, authorities and discretions as the Board shall vest in him subject to such restrictions as the Board may impose and shall have power to appoint and dismiss employees and consultants and enter into any contact on behalf of the company in the ordinary course of its business to do all other acts in the ordinary course of the Company’s business consistent with his position as a Director provided that the Employee shall at all times conform to the written instruction of the Board.

	3.2.2	The Employee shall perform such duties in such locations as the Board shall from time to time reasonably request having regard to the age experience and qualifications of the Employee and after having regard to the reasonable requirements of the employee in connection with this personal and/or family circumstances.

3.3	The duties of the Employee hereunder shall extend worldwide, and will require travel abroad.

Business Class travel is normally approved. Upgrades to First Class can be made at the Employee’s own expense or by using frequent flyer air miles. Where it is possible to negotiate more favourable rates with carriers, the objective should be to lower the company expenditure on Business Class travel.

3.4	For the duration of this Agreement, the Employee shall not be concerned with any other business enterprise.

3.5	The Employee shall not (except in the proper course of his duties or unless ordered to do so by a Court of competent jurisdiction) divulge any information concerning the business, transactions, secrets or affairs of the Company or of any of its subsidiaries or associated companies either during or after his employment with the Company. During his employment with the Company he shall use his best endeavours to prevent the disclosure of such information by third parties and shall not in any way use or attempt to use such knowledge or information which may injure or cause loss directly or indirectly to the Company or any subsidiary or associated company or use his personal knowledge of or influence over any subsidiary or associated company so as to take personal advantage of their trade or business connections.

	3.6	All notes and memoranda of any trade secrets or any other information concerning the business of the company and its subsidiaries and associated companies which shall be made or received by the Employee during the course of his employment hereunder or which may already be in his possession shall be surrendered by the Employee to someone duly authorised at any time during the course of his employment.

4.	REMUNERATION

	4.1	The remuneration of the Employee during the continuance of his employment hereunder shall be an annual salary of €320,000 (Euros) per annum which shall accrue from day to day and shall be payable in arrears by equal monthly instalments (i.e. €26,667 (Euros) x 12 months) on the 28th day of every month.

	4.2	The Employee will be eligible for a bonus plan that may vary from year to year, as determined by the Board depending upon the strategic goals and objectives of the Board. Details are given below of the bonus plan for 2003, and it is anticipated that a bonus plan of similar structure will be implemented in 2004 and subsequent years, however the detailed targets and incentives will be set by the board to reflect company objectives, resources and opportunities at that time.

The bonus plan for year 2003 will be as follows:

Revenue

< $30 million	no bonus payable
= $30 million	10% of base salary
> $30 million	each $1 million of revenue earns an additional bonus of 1% of base salary (Therefore, revenue or $60 million will give a bonus of 40 % of base salary)
No upper limit on revenue bonus.

EBITDA

If the company breaks even on an EBITDA basis, a bonus of 10% of base salary will be paid.

Net Profit

If the company makes a net profit, a bonus of 10% of base salary will be paid.

Cash

If nett cash, defined as cash and cash equivalents nett of borrowings under lines of credit minus debt, is at least $15 million at 31 December 2003, a bonus of 10% of base salary will be paid.

In 2003 base salary, for the purpose of calculating bonus payable, will be determined as total annual base salary if the Employee commences employment on or before 1 April 2003. However, if the Employee commences employment after 1 April 2003, base salary will be determined by the Employee’s total base salary earnings in 2003. For example, this means that if the Employee is employed for eight months in 2003 then base salary will be calculated as eight twelfths of the Employee’s basic annual salary.

From 2004 onwards, base salary will be determined as total annual base salary.

If either the Employer or the Employee gives the other party notice of termination of employment only that bonus achieved at the time of giving notice will be payable.

Stock Options

The Employee will be made an initial grant of 200,000 stock options. The stock options will vest in four equal instalments (25% per year) commencing one year after the date of grant.

The Board on an annual basis based upon performance will grant subsequent grants of stock options.

	4.3	The salary payable under 4.1 above shall be reviewed by the Company annually on the anniversary of date of joining in each year. Such remuneration shall be inclusive of any remuneration to which the Employee shall be entitled as Director of the Company or any of its subsidiaries or associated companies.

5.	REIMBURSEMENT OF EXPENSES:

The Company shall reimburse the Employee all travel, hotel and any other out-of-pocket expenses reasonably and properly incurred by him exclusively in connection with the performance of his duties hereunder. As you will be required to liaise directly with overseas subsidiaries the company will pay all reasonable home telephone expenses.

6.	PROVISION OF A MOTOR CAR:

To assist the Employee to carry out his duties hereunder the Company will provide, license and insure a suitable four or five door motor car for the Employee during the currency of his Agreement, costing the Company a lease cost of no more than £1000 per month, based on a four year, 100,000 mile lease agreement. The company shall pay all running expenses, maintenance and outgoings insofar as the Employee in the performance of his duties reasonably incurs them. This car will at all times remain the property of the company. The Employee shall be entitled to use the car reasonably for his private purpose without payment and the Company will bear the cost of fuel for such use.

Alternatively, the Employee may choose to have a car allowance of £1000 per month instead of a company car. If the employee chooses this option he should drive a four or five door car suitable for carrying out his duties. In this case insurance, running expenses and maintenance will be the responsibility of the Employee. The company will bear the cost of all business and reasonable private fuel.

7.	FRENCH SOCIAL SECUR ITY

Although the employee will be employed under a UK contract of employment and bound by UK laws in this respect, it is anticipated that the employee, at least in the short-term, will remain within the French Social Security System. The employer will make appropriate payments to the French authorities in this respect. Therefore the employer will make no additional payments to the employee in respect of health care, life assurance, long-term incapacity and pension.

8.	HOLIDAY ENTITLEMENT:

The Employee shall be entitled to 25 working days paid holiday in each calendar year (in addition to UK publics holidays) to be taken at such time or times as may be agreed between the Company and the Employee.

9.	PATENTS AND INVENTIONS:

	9.1	The rights of the parties hereto in any invention, patent, utility model, design copyright, technology and know-how of all types (including test and performance data, processes, production methods) or other intellectual property, including improvement to all such matters and all recorded material defining describing or illustrating such matter whether in writing or other recording media an whether stored in plain or in code from (herein referred to collectively as “Technology”) shall be as follows:-

		9.1.1	An invention within the scope of Section 39 of the Patents Act 1977 made by the employee in the course of his normal duties or duties specifically assigned to him, or by the Employee at the time of occupying a post in the management structure of the Company such that he has a special obligation to further the Company’s interest so that It ought to be regarded as the property of the Company, shall belong to the Company as provided in the said section 39.

		9.1.2	Other Technology including inventions not within the preceding paragraph devised or discovered by the Employee which related to the business of the Company or to any other business which might conveniently or otherwise be carried on in conjunction with the company’s present or known or expected future business shall be offered to the Company by the Employee and if the company accepts the same the Employee shall be entitled to such reasonable compensation as the Board may decide.

		9.1.3	In the case of any other Technology belonging to or possessed by the Employee, the Company shall have a right of first refusal of the same. Should the Company refuse to take up rights the Employee shall not offer such rights to any other person on more favourable terms than were offered to the Company.

		9.1.4	In every instance where the Employee devises or discovers any Technology he shall, as soon as practical inform a member of the Board of the subject matter of the Technology in confidence. In the event that the said subject matter is accepted and adopted by the Company, whether patentable or otherwise registerable, the Employee shall promptly (whether during the continuance of employment with the company or thereafter) at the request and cost of the Company sign all documents application forms in order to best the same in the Company. It shall be the duty of the Employee to maintain and keep all proper and correct records of the said subject matter, as it may be desirable for future reference.

10	TERMINATION

	10.1	This Agreement may be terminated forthwith by the Company without prior notice (except of paragraph 10.1.4 hereof) if the Employee shall at any time: -

		10.1.1	Commit any serious or after due warning any persistent breach of any of the provisions herein contained;

		10.1.2	Be guilty of any grave misconduct or wilful neglect in the discharge of his duties hereunder or in connection with the business of the Company or any of its subsidiary or associated companies;

		10.1.3	Become bankrupt or make any arrangement or composition with his creditors;

		10.1.4	Become permanently incapacitated by accident or ill-health from performing his duties under this Agreement provided that in such case the Company shall give the Employee not less than three month’ notice in writing;

		10.1.5	Be convicted of any criminal offence triable on indictment (other than a motoring offence not resulting in imprisonment); or

		10.1.6	Be disqualified from being a Director of a company.

	10.2	Any termination of the Employee’s employment hereunder shall be without prejudice to any other rights of the Company.

11.	LIQUIDATION

In the event of this Agreement being determined by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction and the Employee being offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms or conditions not less favourable than the terms of this Agreement then the Employee shall have no claim against the Company in respect of such determination.

12.	RESTRICTION ON SUBSEQUENT ACTIVITIES:

	12.1	As the Employee in the course of his employment is likely to obtain knowledge of the Company’s trade secrets and other confidential information will have dealings with the customers and suppliers of the Company, in order to protect the goodwill and business of the Company the Employee agrees, “without prejudice” to any other duty implied by law or equity, that in the event of the Employee’s employment with the Company being terminated in any way whatsoever shall not: -

		12.1.1	During the Employee’s period of notice of termination of employment, or, where the Employee receives pay in lieu of notice, the Employee shall not until the notice period, or pay in lieu of notice period, has expired:

			(a)	Be involved in the start up of a directly competitive business.
Or
			(b)	Accept a position with a directly competitive business.
Or
			(c)	Act as a consultant for a directly competitive business.

		12.1.2	For a period of two years:

			(a)	Induce or attempt to induce (directly or indirectly) any person to leave the employment of the Company or any subsidiary or associated company.

		12.1.3	At any time after such termination:

			(a)	Disclose or make use of the Company’s trade secrets or information concerning the business, transactions or affairs or the Company or other confidential information (or of any subsidiary or associated company); or

			(b)	Hold himself out to the detriment of Trikon Technologies as having had any connection or association with the Company.

13.	DIRECTORSHIP OF COMPANY AND SUBSIDIARIES:

	13.1	The Employee shall not resign his office as a Director of the Company during the continuance of his employment hereunder.

	13.2	Upon the termination of employment the Employee agrees to resign as a Director of the Company or any subsidiary or associated companies.

14.	PRIOR AGREEMENTS:

This Agreement supersedes any subsisting agreement relating to the employment by the Company of the Employee

15.	MEDICAL EXAMINATION

The Employee may be required to attend and undergo at the Company’s expense an annual medical examination with the Company’s medical advisor and the Employee will be entitled to be shown the full results of such medical examination.

16.	DISPUTES PROCEDURE:

The procedure for the settlement of any grievance of the Employee relating to his employment is in the first instance, for the Employee to raise and submit such grievance either orally or in writing to the Chairman of the Board of Directors of Trikon Technologies Inc. If such grievance is not resolved to the satisfaction of the Employee within a reasonable time after such submission the Employee may ask for the matter to be passed for consideration to the full Board and the Employee shall be entitled to submit such grievance either orally or in writing to the Board or shareholders.

17.	TERMINATION OF EMPLOYMENT

The termination of the Employee’s employment with the Company for any reason whatsoever shall not affect any of the provisions hereof as are expressed to operate or have effect hereafter.

18.	RESIGNATION WITH CAUSE

In the event that the Company completes a merger or acquisition type and can not offer the Employee comparable employment going forward, or the Employee feels unable to fulfill his duties going forward, then the Employee shall have the right to resign his position with the Company and receive a termination payment, this right will apply from the date of such event until 90 days thereafter only. The termination payment will be the sum of the relevant notice payment as detailed in section 2 above, up to a maximum of one years basic salary plus a severance payment equal to one half of the total earnings (base salary plus bonus) paid by the Company to the Employee during the preceding 12 months.

19.	TEMPORARY ACCOMODATION

The employer will reimburse up to £1000 per month towards the cost of temporary accommodation for the Employee for a period of one year.

20.	TRAVEL TO FAMILY HOME

While the Employee’s main residence remains in France it is understood that business travel may be so organised from time to time such that the Employee can spend Saturday and Sunday at the family home in France. In addition the Company will reimburse the cost of up to one weekend return economy airfare to the family home per month.

21.	RELOCATION

If the employee decides to move his home to the Newport area, all reasonable costs associated with selling and purchasing a property will be borne by the Employer. Solicitor’s fees, both to sell and purchase property, estate agents’ fees, and removal fees are considered reasonable costs.

22.	REFERENCES

This offer of employment is conditional upon the Employer receiving satisfactory references and security clearance on the Employee.

AS WITNESS the hands of the parties hereto the day and year first above written.

SCHEDULE:

In accordance with Employment Protection (Consolidation) act 1978, the following terms of the Employee’s employment apply on the date of this Agreement:

(a)	Job Title – see Clause 1.

(b)	Date of Commencement of Employment – see Clause 2.

(c)	Date of commencement of continuous period of employment for purpose of Clause 2. As in (b) above

(d)	Remuneration – see Clause 4

(e)	Hours of Work – there are no fixed hours of work - see Clause 3.

(f)	Holidays - see Clause 8

(g)	Discipline and grievance procedure – see Clause 16. There are no specific disciplinary rules applicable to the Employee. If the Employee is dissatisfied with any disciplinary decision he should seek satisfaction in accordance with the grievance procedure laid down in Clause 16.

/s/ A. Nigel Wheeler

SIGNED by A. Nigel Wheeler

For and on behalf of

TRIKON TECHNOLOGIES Inc.

In the presence of: -

/s/ Dr. Jihad Kiwan

SIGNED by Dr. Jihad Kiwan

In the presence of: -

(Both parties should additionally initial each page of this agreement)